EXHIBIT 7

LIST OF EXECUTIVE OFFICERS AND DIRECTORS

OF CAPITAL INTERNATIONAL ASIA CDPQ INC.

DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Claude Bergeron	Caisse de dépôt et placement du Québec 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	Vice-president, Legal Affairs

Ginette Depelteau	Same	Vice-president and General Secretary

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Claude Bergeron	Capital International Asia CDPQ inc. 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	President

Ginette Depelteau	Same	Corporate Secretary

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